Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 17, 2026, relating to the consolidated financial statements of Brilliant Earth Group, Inc. (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ BDO USA, P.C.

Denver, Colorado
March 17, 2025